                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/ Preliminary Proxy Statement             / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

/ / Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    NOISE CANCELLATION TECHNOLOGIES, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

(5) Total fee paid:

- --------------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

- --------------------------------------------------------------------------------

(2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

(3) Filing party:

- --------------------------------------------------------------------------------

(4) Date filed:

- --------------------------------------------------------------------------------

                     NOISE CANCELLATION TECHNOLOGIES, INC.
                        1025 WEST NURSERY ROAD SUITE 120
                           LINTHICUM, MARYLAND 21090

                            ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 17, 1996

                            ---------------------

To the Stockholders of
NOISE CANCELLATION TECHNOLOGIES, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Noise Cancellation Technologies, Inc., a Delaware corporation (the "Company"), will be held at the Ball Room at the International Plaza Hotel, 700 Main Street, Stamford, CT 06901 on Wednesday, July 17, 1996, at 2:00 P.M., for the following purposes:

    1. To elect five directors for the year following the Annual Meeting or until their successors are elected.

    2. To approve the amendment of the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized thereunder from 100,000,000 shares to 140,000,000 shares.

    3. To approve the adoption of an amendment of the Noise Cancellation Technologies, Inc. Stock Incentive Plan (the "Incentive Plan").

    4. To approve the adoption of an amendment of the Noise Cancellation Technologies, Inc. Option Plan for Certain Directors (the "Directors Plan").

    5. To ratify the appointment of Richard A. Eisner & Company, LLP as the Company's independent auditors for the fiscal year ending December 31, 1996.

    6. To transact such other business as may properly come before the Meeting.

         Only stockholders of record at the close of business on May 20, 1996, are entitled to notice of and to vote at the Meeting or at any adjournment thereof.

                                                   IRENE LEBOVICS
                                                   Secretary
Linthicum, Maryland
May 22, 1996

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SIGN THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS, AND MAIL IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. ANY STOCKHOLDER MAY REVOKE HIS OR HER PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                     NOISE CANCELLATION TECHNOLOGIES, INC.
                        1025 WEST NURSERY ROAD SUITE 120
                           LINTHICUM, MARYLAND 21090

                            ---------------------

                                PROXY STATEMENT

                            ---------------------


                 SOLICITATION OF PROXY, REVOCABILITY AND VOTING

SOLICITATION

      This Proxy Statement is being mailed on or about May 22, 1996, to all stockholders of record at the close of business on May 20, 1996, in connection with the solicitation by the Board of Directors of Proxies for the Annual Meeting of Stockholders to be held on July 17, 1996. Proxies will be solicited by mail, and all expenses of preparing and soliciting such proxies will be paid by the Company. All proxies duly executed and received by the persons designated as proxy thereon will be voted on all matters presented at the Meeting in accordance with the instructions given thereon by the person executing such Proxy or, in the absence of specific instructions, will be voted in favor of each of the proposals indicated on such Proxy. Management does not know of any other matter that may be brought before the Meeting, but, in the event that any other matter should properly come before the Meeting, or any nominee should not be available for election, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

REVOCABILITY

      Any stockholder may revoke his or her Proxy at any time before the Meeting by written notice to such effect received by the Company at the address shown above, attention: Corporate Secretary, by delivery of a subsequently dated Proxy, or by attending the Meeting and voting in person.

VOTING

      The total number of shares of common stock of the Company outstanding as of May 20, 1996, was __________________. The common stock is the only class of securities of the Company entitled to vote, each share being entitled to one noncumulative vote. Only stockholders of record as of the close of business on May 20, 1996, will be entitled to vote. A majority of the shares outstanding and entitled to vote, or ____________ shares, must be present at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. The affirmative vote of a majority of all of the outstanding shares of common stock of the Company is required to approve the amendment of the
Company's Certificate of Incorporation.   The affirmative vote of a plurality
of the shares of common stock present and voting in person or by proxy at the Meeting is required to elect directors and the affirmative vote of a majority of the shares of common stock present and voting in person or by proxy at the Meeting is required to approve the adoption of the amendment of the Incentive Plan, to approve the adoption of the amendment of the

Directors Plan, to ratify the appointment of the Company's independent auditors for the year ending December 31, 1996, and to transact such other business as may properly come before the Meeting. With respect to abstentions, shares are considered present at the Meeting for a particular proposal, but as they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes, shares are not considered present at the Meeting for the particular proposal for which the broker withheld authority and, accordingly, will have the same effect as votes against approval of the amendment of the Company's Certificate of Incorporation and will have no effect on the other proposals.

      A list of stockholders entitled to vote at the Meeting will be available at the Company's offices, 1025 West Nursery Road Suite 120 Linthicum, MD. 21090, for a period of ten (10) days prior to the Meeting for examination by any stockholder, and at the Meeting itself.


                             ELECTION OF DIRECTORS

      Five directors are to be elected at the Annual Meeting of Stockholders to serve until the next Annual Meeting of Stockholders of the Company and until their successors are elected and qualified. Proxies not marked to the contrary will be voted in favor of the election of each named nominee.

INFORMATION CONCERNING NOMINEES

      The following table sets forth the positions and offices presently held with the Company by each nominee, his age, and the year from which such nominee's service on the Company's Board of Directors dates:

                                          POSITIONS AND OFFICES            DIRECTOR
          NAME             AGE       PRESENTLY HELD WITH THE COMPANY        SINCE
 Jay M. Haft . . . . .      60    Co-Chairman of the Board,                  1990
                                  Chief Executive Officer and Director
 John J. McCloy II . .      58    Co-Chairman of the Board and Director      1986
 Michael J. Parrella .      48    President and Director                     1986
 Sam Oolie . . . . . .      59    Director                                   1986
 Alastair Keith  . . .      49    Director                                   1991

         JAY M. HAFT currently serves as Chief Executive Officer and Co-Chairman of the Board of Directors of the Company. He served as President of the Company from November 1994 to July 1995. He is counsel to the law firm of Parker Duryee Rosoff & Haft in New York, and has been engaged in the practice of law since 1959. Mr. Haft also serves as a director of Robotic Vision Systems Inc., Nova Technology, Inc., Extech Corporation, Oryx Technology, Inc., CAS Medical Systems, Inc., and Viragen, Inc.

         JOHN J. McCLOY II currently serves as Co-Chairman of the Board of Directors. He served as Chief Executive Officer of the Company from September 1987 to November 1994 and as its Chairman of the Board from September 1986 to November 1994. Additionally he served as Chief Financial Officer from November 1990 to February 1993 and as its Secretary-Treasurer from October 1986 to September 1987. Since 1981, he has also been a private investor concentrating on venture capital and early stage investment projects in a variety of industries. Mr. McCloy is also a director of American University in Cairo, the Sound Shore Fund, Inc., and the Atlantic Council.

         MICHAEL J. PARRELLA currently serves as President and Director of the Company. He was elected President and Chief Operating Officer of the Company in February 1988 and served in that capacity until November 1994. From November 1994 to July 1995 Mr. Parrella served as Executive Vice President of the Company. He initially became a director in 1986 after evaluating the application potential of the Company's noise cancellation technology. At that time, he formed an investment group to acquire control of the Board and to raise new capital to restructure the Company and its research and development efforts. He was also Chairman of the Board of Environmental Research Information, Inc., an environmental consulting firm, from December 1987 to March 1991.

         SAM OOLIE currently serves as a Director of the Company. He is Chairman and Chief Executive Officer of NoFire Technologies, Inc., a manufacturer of high performance fire retardant products, and has held those positions since August 1995. He is also Chairman of Oolie Enterprises, an investment company, and has held that position since July 1985. Mr. Oolie currently serves as a director of Avesis, Inc. and Comverse Technology, Inc. He has also been a director of CFC Associates, a venture capital partnership, since January 1984.

         ALASTAIR KEITH currently serves as a Director of the Company. He has been a general partner of CA Partners, a general partner in three investment funds, since March 1992. From January 1992 to April 1995 he acted as an advisor to the Ministry of Privatization in the Czech Republic. For 20 years prior thereto, he was employed by Brown Brothers Harriman & Company where he held senior management positions in a variety of the firm's domestic and international banking businesses.

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports were required for those persons, the Company believes that, during the period from January 1, 1995, to December 31, 1995, all filing requirements applicable to its officers, directors, and greater than 10% stockholders were complied with except that John J. McCloy, II, Co-Chairman of the Board of Directors, failed to file two Form 4's reporting four transactions. Such transactions were reported on Form 5 which was filed late.

INFORMATION CONCERNING THE BOARD

      The Board of Directors of the Company held six meetings (not including six actions by unanimous written consent) during the fiscal year ended December 31, 1995. No incumbent director during such time was in attendance at fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period; and (ii) the total number of meetings held by all committees of the Board of Directors on which he served.

      The Company has a Compensation Committee, an Option Committee and an Audit Committee. During the period between January 1, 1995, and February 15, 1995, the Board of Directors delegated the authority and responsibilities of the Option Committee described below to the Compensation Committee. The Compensation Committee, which reviews and determines the compensation of the Company's senior management, is composed of Messrs. Keith, McCloy, and Oolie. The Option Committee reviews and takes action with respect to matters relating to the grant or issuance of warrants or options to acquire shares of the Company's common stock and other securities of the Company or rights to acquire other derivative securities of the Company and in this regard to establish and provide for the administration of plans under which any of the same may be granted or issued. The Option Committee is composed of Messrs. McCloy and Oolie, each of whom is a "disinterested person" as defined under Rule 16b-3 promulgated under the Exchange Act. During the fiscal year ended December 31, 1995, the Compensation Committee held one meeting and took action by unanimous written consent twice and the Option Committee took all of its action by unanimous written consent on five occasions.

      The Audit Committee, which reviews the activities of the Company's independent auditors and which is composed of Messrs. McCloy, Keith and Oolie held two meetings during the fiscal year ended December 31, 1995.

      The Company does not have a nominating committee. The functions of recommending potential nominees for Board positions are performed by the Board as a whole. The Board will consider stockholder recommendations for Board positions which are made in writing to the Company's Co-Chairmen.

DIRECTORS' FEES, RESTRICTED STOCK AND STOCK OPTIONS

      With the exception of the consulting fee paid to Mr. Haft, and the options granted under the Directors Plan, as described below under "Compensation Arrangements for Certain Officers and Directors," none of the Company's directors received any fees for his services as a director during 1995, except that under the Incentive Plan, each non-employee director of the Company is granted 5,000 restricted shares of the Company's common stock each year for service as a director of the Company. Such restricted shares are granted to each non-employee director upon his or her initial election to the Board and upon each subsequent election. All of such restricted shares are made subject to a restriction period of three (3) years from the date of grant during which such shares may not be transferred or encumbered. On November 8, 1995, 5,000 restricted shares were granted to each of Messrs. Keith, and Oolie, pursuant to the Incentive Plan. In addition, all new non-employee directors will be granted stock options for 75,000 shares of the Company's common stock as an inducement to become members of the Board of Directors. Such grants will be made upon a new director's initial election to the Board of Directors at an exercise price equal to the market value of the Company's common stock on the date of grant. Such options will vest as to

25,000 shares on the date of initial election to the Board of Directors and 25,000 shares on each of the first and second anniversaries of such election.


       AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED
                                CAPITALIZATION

      The Board of Directors has approved and declared advisable an amendment to the Company's Certificate of Incorporation to increase the number of shares of common stock, par value $.01 per share, which the Company shall be authorized to issue, from 100,000,000 to 140,000,000. As of the record date, the Company had outstanding ________________ shares of common stock and had reserved an additional ____________ shares of common stock for issuance upon the exercise of options and warrants. The Board believes such action to be in the best interest of the Company so as to make additional shares of common stock available for obligations undertaken by the Company in connection with the "Kingdon Private Placement" described below, acquisitions, public or private financings, stock splits and dividends, present and future employee benefit programs and other corporate purposes. Except as noted in the next sentence, the Company does not have any plans, arrangements or understandings for the issuance of any of such additional shares. For the reasons set forth in the immediately succeeding paragraphs describing the "Exchange Program", the "Directors' Standstill Agreements" and the "Kingdon Private Placement" and under "Adoption of an Amendment to the Incentive Plan" and "Adoption of an Amendment to the Directors Plan" below, the Company plans to reserve: (i) 8,581,329 shares of such additional shares for issuance upon the exercise of options granted or to be granted and future grants of restricted stock awards under the Incentive Plan, of which 2,045,749 shares will be reserved for issuance upon the exercise of "New Options" granted under the "Exchange
Program" (as defined below) with the balance reserved for future grants of options and restricted stock awards, (ii) 591,000 shares of such additional shares for issuance upon the exercise of options granted under the Directors Plan, of which 591,000 shares will be reserved for issuance upon the exercise of "New Options" granted under the "Exchange Program" (as defined below) (iii) 2,418,750 shares of such additional shares for issuance upon the exercise of "New Warrants" granted under the Exchange Program (as defined below); (iv) 2,390,000 shares of such additional shares for issuance upon the exercise of options held by the Directors of the Company which are subject to the "Directors' Standstill Agreements" (as defined below), and (v) approximately 15,000,000 shares of such additional shares for issuance or possible issuance under the continuing provisions of the "Kingdon Private Placement" described below.

      On November 8, 1995 the Company received an offer from a Canadian institutional investor to purchase 4,800,000 shares of the Company's common stock at a price of $0.75 per share, the fair market value of such shares on that date. At that time virtually all of the Company's authorized capital of 100,000,000 shares of common stock was issued and outstanding or reserved for issuance upon the exercise of outstanding warrants and options to purchase common stock of the Company. Therefore, in order to make sufficient shares available to effect the sale of 4,800,000 shares of common stock to such investor, the Company adopted a program (the "Exchange Program"), to be partially implemented through the Incentive Plan and the Directors Plan and partially outside such plans, under which all directors, officers, certain active consultants (all of whom were former directors or officers of the Company) and all current employees were given the right to exchange presently owned warrants and options that had shares of common stock reserved for issuance upon their exercise (respectively, "Old Warrants" and "Old Options") for new warrants and options which initially, and until the requisite corporate action was taken to increase the authorized capital of the Company and reserve the required number of shares of common stock for issuance upon their exercise, would not have any shares of common stock reserved for issuance upon their exercise (respectively, "New Warrants" and "New Options"). The exercise price of the New Warrants and New Options was established at $0.75 per share, the fair market value of the Company's common stock on November 8, 1995, the date the Exchange Program was adopted, and exchanges were to be effected starting with the Old Warrants and Old Options having the highest exercise prices and proceeding in descending order of exercise prices until sufficient shares of common stock became available for the Company to implement the sale of common stock to the Canadian investor. If possible, no exchanges were to be made which would involve Old Warrants or Old Options having an exercise price below $0.75 per share, and, in fact, no such exchanges were required. The exercise prices of the Old Warrants and Old Options exchanged for New Warrants and New Options ranged from a high of $5.09 per share to $0.75 per share.

      The consideration to the participants in the Exchange Program for exchanging Old Warrants and Old Options that had shares of common stock of the Company reserved for issuance upon their exercise at exercise prices above $0.75 per share for New Warrants and New Options initially having no shares reserved for issuance upon their exercise was the reduction in the exercise price. With respect to Old Warrants and Old Options having an exercise price of $0.75 per share that were exchanged for New Warrants and New Options that did not have shares reserved for issuance upon their exercise, such consideration was provided by a provision in the Exchange Program that granted the holders of such Old Warrants and Old Options New Warrants and New Options having the right to purchase 115% of the shares available for purchase upon the exercise of the Old Warrants and Old Options exchanged.

      The New Warrants and New Options became fully vested upon the surrender and forfeiture of Old Warrants and Old Options to purchase a corresponding number of shares (as adjusted in accordance with the foregoing formula in the case of those having a $0.75 per share exercise price). However, the New Warrants and New Options do not become exercisable until: (i) approval by the Company's stockholders of an amendment to the Certificate of Incorporation increasing the authorized capital by an amount of additional shares of common stock at least sufficient to provide the number of shares needed to be reserved to permit the exercise of all New Warrants and New Options, and (ii) the completion of such further corporate action including amendments to the Incentive Plan and the Directors Plan that may be necessary or appropriate in connection with the implementation of the Exchange Program. The expiration dates of the New Warrants and New Options are the same as the expiration dates of the Old Warrants and Old Options exchanged except that if such expiration date occurs prior to the date on which the New Warrants or New Options become exercisable, the expiration date for such New Warrants or New Options will be ninety (90) days following the date on which such New Warrants and New Options become exercisable. In all other respects, the terms and conditions of the New Warrants and New Options are the same as the terms and conditions of the Old Warrants and Old Options exchanged.

      Under the Exchange Program, 4,800,249 shares of the Company's common stock were made available for issuance to the Canadian institutional investor (4,800,000 of which were sold and delivered to such investor on November 14, 1995) and it will be necessary in order to make the New Warrants and New Options fully exercisable for the Company to take the appropriate corporate action to reserve 5,055,499 shares of the Company's common stock for issuance upon their exercise. For this reason and in order to provide the Company the continued ability to attract and retain the services of qualified executives, employees, directors and consultants while providing an incentive for such persons to make a maximum contribution to the Company's success and aligning their interests with those of the Company's stockholders, the Company, as described below, is seeking stockholder approval of an amendment to the Incentive Plan increasing the aggregate number of shares of the Company's common stock reserved for issuance under the Incentive Plan from 6,000,000 shares to 10,000,000 shares. Solely for the purpose of providing sufficient shares for issuance upon the exercise of New Options which were exchanged under the Exchange Program for Old Options originally granted under the Directors Plan, the Company is also seeking, as described below, stockholder approval of an amendment to the Directors Plan increasing from 725,000 shares to 821,000 shares the aggregate number of shares of common stock issuable upon the exercise of options granted under the Directors Plan.

         On March 5, 1996, in order to enable the Company to obtain 2,390,000 authorized but unissued shares of common stock to sell to four investors in two private placements to raise additional working capital, each member of the Board of Directors agreed not to exercise any warrants or options to purchase common stock of the Company which had exercise prices between $0.50 and $0.75 per share and to permit the Company to issue the shares reserved for issuance upon the exercise of such warrants and options in the two proposed private placements (individually, a "Directors' Standstill Agreement" and collectively, the "Directors Standstill Agreements"). In consideration for this action by the directors, the Company agreed to reserve sufficient shares of common stock of the Company to permit the full exercise of all such warrants and options once the Company had obtained sufficient additional authorized shares of common stock to permit such action by the Company. These 2,390,000 "unreserved" shares of common stock when added to the authorized and unissued shares of common stock then remaining in the Company's authorized capital provided the Company with 3,000,000 shares of common stock that were available for sale in the proposed private placements.

         On March 28, 1996, the Company sold 2,000,000 shares of its common stock in a private placement to one investor.

         On April 10, 1996, the Company sold an additional 1,000,000 shares, in the aggregate, of its common stock in a private placement with three institutional investors (the "Kingdon Private Placement"). Contemporaneously, the Company sold secured convertible term notes in the aggregate principal amount of $1,200,000 to those institutional investors and granted them each an option to purchase an aggregate of $3,450,000 of additional shares of the Company's common stock. The per share conversion price under the notes and the exercise price under the options are equal to the price received by the Company for the sale of such 1,000,000 shares subject to certain adjustments. In conjunction with this sale of common stock and secured convertible term notes, the Company also agreed to file a registration statement with the Securities and Exchange Commission covering the applicable shares and to use its best efforts to have such registration statement declared effective by the Commission as soon as practicable. The conversion of the notes and the exercise of the options are both subject to an appropriate amendment to the Company's Certificate of Incorporation increasing its authorized capital to provide for the requisite shares. The amendment to the Company's Certificate of Incorporation for which stockholder approval is being sought included such shares as well as shares of common stock reserved for the payment of interest on the notes and other amounts payable by the Company to said investors in the event such notes are not paid or such registration statement does not become effective on a timely basis.

      The additional shares of common stock to be authorized pursuant to the proposed amendment may be issued from time to time as the Board of Directors may determine without further action of the stockholders of the Company.

      Stockholders of the Company do not currently possess, nor upon the adoption of the proposed amendment will they acquire, preemptive rights which would entitle such persons, as a matter of right, to subscribe for the purchase of any securities of the Company.

      The affirmative vote of the holders of a majority of all the outstanding shares of Common Stock of the Company is required for approval of this proposal. The Board of Directors recommends a vote FOR such proposal.


                 ADOPTION OF AN AMENDMENT TO THE INCENTIVE PLAN

      On October 6, 1992, the Company adopted, subject to stockholder approval, the Incentive Plan, under which options to purchase shares of the Company's common stock were granted to officers, employees and certain directors of the Company in consideration and recognition of the rights those persons forfeited as a result of the cancellation of the Company's stock appreciation rights program and the forfeiture of stock options by certain officers and employees agreed to by such persons in furtherance of the Company's efforts to conclude a private placement of shares of the Company's common stock with various institutional and other qualified investors by the end of August 1992. On April 14, 1993, the Option Committee amended the Incentive Plan, subject to stockholder approval, to provide ongoing benefits to officers, employees and non-employee directors of the Company in a manner which would enhance the Company's ability to attract and retain the services of qualified executives, employees and directors while providing an incentive for such persons to make a maximum contribution to the Company's success and aligning their interests with those of the Company's stockholders. On May 27, 1993 the stockholders approved the Incentive Plan as adopted on October 6, 1992 and amended on April 14, 1993.

      On November 8, 1995 the Option Committee amended the Incentive Plan, subject to stockholder approval, to increase the aggregate number of shares of the Company's common stock reserved for awards of restricted stock and for issuance upon the exercise of stock options granted under the Incentive Plan from 6,000,000 to 10,000,000 shares and to add to those persons who are eligible to participate under the Incentive Plan active consultants to the Company. The purpose of the amendment was to enable the Company to continue in the future to provide benefits to officers, employees, non-employee directors and active consultants of the Company in a manner that would enhance the Company's ability to attract and retain the services of qualified executives, employees, directors and consultants while providing an incentive for such persons to make a maximum contribution to the Company's success and aligning their interests with those of the Company's stockholders.

      The material ongoing features of the Incentive Plan, as amended, include the following:

- -   The aggregate number of shares of the Company's common stock reserved for grants of restricted stock and grants of options to purchase shares of the Company's common stock is 10,000,000 shares. The amendment for which stockholder approval is being sought increased the number of shares so reserved from 6,000,000 shares to 10,000,000 shares.

- -   The Incentive Plan is administered by the Option Committee of the Board of
    Directors, no member of which has received or will be eligible to receive restricted stock or options under the Incentive Plan except in a manner which will not preclude the receiving member from acting as a "disinterested administrator" as defined for the purposes of Rule 16b-3 (or any successor rule) under the Exchange Act.

- -   The Incentive Plan authorizes the granting of options which may be either non-statutory options or "incentive stock options" (as defined in the Internal Revenue Code of 1986, as amended) and restricted stock awards.

- -   The shares of common stock covered by the Incentive Plan may be either treasury shares or authorized but unissued shares. If any option granted under the Incentive Plan expires or terminates without having been exercised in full or any restricted stock award is forfeited, the shares covered by the unexercised portion of the option or by the forfeited restricted stock award may be used again for new grants under the Incentive Plan.

- -   There is no maximum number of shares that can be allowed to one participant in any grant of non-statutory options or restricted stock awards, but the aggregate fair market value of the shares, at the time of grant, with respect to which options intended to be incentive stock options are exercisable for the first time by a participant in any calendar year may not exceed one hundred thousand ($100,000) dollars.

- -   The persons who are eligible to participate under the Incentive Plan
    ("Participants") include executive officers (currently 8 persons), non-employee directors (currently 2 persons), non-executive officer employees (currently 65 persons) and persons retained by the Company for consulting services (currently 8 persons). Non-employee directors are only eligible to receive options and restricted stock awards in accordance with the formulas set forth in the Incentive Plan. The amendment for which stockholder approval is being sought added active consultants to the Company as persons who are eligible to participate under the Incentive Plan.

- -   The exercise price for all of the options to be granted under the Incentive
    Plan is to be not less than the market value of a share of the Company's common stock on the date of the grant of the option.

- -   Any grant of an option or restricted stock award under the Incentive Plan must be made no later than May 27, 2003, ten (10) years from the date the Incentive Plan originally was approved by the stockholders.

- -   The Incentive Plan provides for adjustments in the number of shares subject to the Incentive Plan and other relevant provisions in the event of a stock split, merger or similar occurrence.

- -   The Option Committee, in its discretion, may determine the provisions of the options granted under the Incentive Plan, including installment exercise terms for an option under which the option may be exercised in a series of cumulative installments; the form of consideration, including cash, shares of common stock or any combination thereof, which may be accepted in payment of the purchase price of shares purchased pursuant to the exercise of an option; special rules regarding exercise in the case of retirement, death, disability or other termination of employment; and other provisions consistent with the terms of the Incentive Plan and applicable law.

- -   The Option Committee may determine the term of each option granted but no option may be exercised after the expiration of ten (10) years from the date it is granted.

- -   Options may be granted under the Incentive Plan on such terms and conditions as the Option Committee considers appropriate which may differ from those provided in the Incentive Plan where such options (substitute options) are granted in substitution for stock options held by employees of other companies who concurrently become employees of the Company or a subsidiary of the Company as the result of a merger or consolidation of the other company with, or the acquisition of the property or stock of the other company by, the Company or a subsidiary of the Company.

- -   All new non-employee directors will be granted stock options for 75,000 shares of the Company's common stock upon a new director's initial election to the Board of Directors at an exercise price equal to the market value of the Company's common stock on the date of grant, such option to vest as to 25,000 shares on the date of initial election to the Board of Directors and 25,000 shares on each of the first and second anniversaries of such election.

- -   Each non-employee director of the Company will be granted 5,000 restricted shares of the Company's common stock each year for service as a director of the Company, such grants to be made upon a director's initial election to the Board and upon each subsequent election with all such restricted shares subject to a restriction period of three (3) years from the date of grant during which such shares may not be transferred or encumbered.

- -   In addition to the foregoing restricted stock awards to non-employee directors, the Option Committee may grant restricted stock awards of shares of the Company's common stock to any other Participant under the Incentive Plan. The Option Committee in its discretion may determine the provisions of grants of restricted stock awards including the time at which such awards become non- forfeitable and fully transferable, the terms of forfeiture, the entitlement of grantees to vote the shares and receive dividends paid thereon and any other provisions consistent with the terms of the Incentive Plan and applicable law.

- -   The Option Committee may at any time or times amend the Incentive Plan provided that, except as required by adjustments in the case of changes in capitalization, no such amendment shall without the approval of the stockholders of the Company: (i) increase the maximum number of shares of common stock for which options or restricted stock awards may be granted under the Incentive Plan; (ii) reduce the price at which options may be granted below the price describe above;
    (iii) reduce the exercise price of outstanding options; (iv) extend the period during which options or restricted stock awards may be granted; (v) extend the period during which an outstanding option may be exercised beyond the maximum period provided for under the Incentive Plan; (vi) materially increase in any other way the benefits accruing to Participants;
    (vii) change the class of persons eligible to be Participants, or (viii) disqualify an optionee or grantee under the Incentive Plan that is a member of the Option Committee from being a "disinterested administrator" (as defined for the purposes of Rule 16b-3 (or any successor rule) under the Exchange Act) of the Incentive Plan or of any other stock-based employee benefit plan of the Company. The Incentive Plan provides that the formula setting the amount of options and restricted stock awards to which a non-employee director may be entitled may not be amended more than once every six (6) months.


      The following table sets forth certain additional details concerning the Incentive Plan.

                               NEW PLAN BENEFITS


              AS ADDED BY AMENDMENT FOR WHICH  APPROVAL IS SOUGHT


                                                                         ADDED BY AMENDMENT
                                                                         ADOPTED 11/8/95 (1)

                                                                                                    NUMBER
         NAME AND POSITION  (2)                                               $ VALUE (3)          OF UNITS
 Jay M. Haft, Co-Chairman and Chief Executive Officer                              ---                  ---
 Michael J. Parrella, President                                                    ---                  ---
 Stephen J. Fogarty, Senior Vice President and Chief Financial Officer             ---                  ---
 James W. Hiney, Vice President, General Counsel and Secretary                     ---                  ---

Executive Group (4)                                                                ---                  ---
Non-Executive Director Group (5)                                                   ---                  ---
Non-Executive Officer Employee group (6)                                           ---                  ---
Active consultant Group (7)                                                     890,072            1,186,763

- ------------

(1) The table includes grants under the Exchange Program to 7 active consultants to the Company who recently had ceased being employees and who forfeited Old Options under the Exchange Program. The New Options granted to such consultants will not be exerciseable until certain action is taken by the stockholders and the Company authorizing and reserving shares of common stock of the Company for issuance upon their exercise. See "Amendment of Certificate of Incorporation to Increase Authorized Capitalization" above.

(2) Named executive officers are those for the 1995 fiscal year.

(3) The value per unit in the case of options equals the exercise price of the options, the fair market value on the date of grant. The fair market value of the Company's common stock on November 8, 1995 was $0.75 per share. The value per unit in the case of restricted stock awards to non-executive directors is the fair market value of the Company's common stock on the date of grant, the date of election or re-election as a director. The last Annual Meeting of Stockholders at which directors were elected was November 8, 1995 on which date the fair market value of the Company's common stock was $0.75.

(4) 6 persons on 11/8/95.

(5) 0 persons on 11/8/95.

(6) 17 persons on 11/8/95.

(7) 7 persons on 11/8/95.

      Nonstatutory stock options without ascertainable fair market value at grant for federal income tax purposes are not taxed to the participant until exercised or otherwise disposed of. If the option is exercised, the participant realizes compensation income equal to the fair market value of the stock at the time it is transferred to him or her less the amount paid for it (the option or exercise price). If the Company satisfies its tax withholding obligations arising from the exercise of the options, it would receive a business expense deduction for the amount that the participant must include in gross income as compensation because of the exercise of a nonstatutory stock option. This deduction is taken for the same year in which or within which that income is taxable to the participant. If the participant later sells the stock, any further gain would be capital gain.

      With respect to incentive stock options, in general, no income to a participant will result for federal tax purposes upon either the granting or the exercise of an option under the Incentive Plan. If the participant later sells the acquired stock at least two years after the date the option is granted and a least one year after the transfer of the acquired stock to the participant, the participant would realize capital gain equal to the difference between the option price and the proceeds of the sale. If the participant's gain is taxed as capital gain, the Company would not be allowed a business expense deduction. If the participants dispose of the acquired stock before the end of the required holding periods, the participant would realize ordinary income in the year of disposition equal to the lesser of: (i) the difference between the option price and the fair market value of the stock on the exercise date, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized; the Company would receive an equivalent deduction. If the participant later sells the stock, any further gain would be capital gain.

      With respect to restricted stock awards, the participant would generally realize ordinary income in the year the shares of common stock covered by the award become non-forfeitable or fully transferable, in an amount equal to the fair market value of the shares on the date they become non-forfeitable or fully transferable. The Company would be entitled to an equivalent deduction. If the participant later sells the stock, any further gain would be capital gain. Further, the participant may elect to treat the award as ordinary income in the year of grant within thirty (30) days of the date of grant. If the participant makes such an election, the Company would be entitled to an equivalent deduction.

      The Board of Directors recommends a vote FOR approval of the adoption of the amendment of the Incentive Plan described above.


                 ADOPTION OF AN AMENDMENT TO THE DIRECTORS PLAN

      On November 15, 1994, the Board of Directors adopted, subject to stockholder approval, the Directors Plan and on May 8, 1995 amended the Directors Plan subject to stockholder approval. Under the Directors Plan, options to purchase shares of the Company's common stock were granted to two
(2)

Directors of the Company, Messrs. Haft and Keith, in consideration and recognition of Mr. Haft assuming additional responsibilities as President and Chief Executive Officer and Mr. Keith assuming additional responsibilities as Chairman of the Finance Committee of the Company and for the purpose of promoting the interests of the Company and its stockholders by providing Messrs. Haft and Keith with an incentive to share in the increase in the value of the common stock of the Company and to exert their maximum efforts on behalf of the Company in fulfilling such additional responsibilities. On November 8, 1995 the stockholders approved the Directors Plan as adopted on November 15, 1994 and as amended on May 8, 1995.

      On November 8, 1995 the Board of Directors further amended the Directors Plan to provide: (i) that it be administered by the Option Committee, and (ii) that thereafter options under the Directors Plan may be granted to the participants on dates and in amounts and with terms relating to vesting exercisability, expiration and exercise prices other than as specifically set forth in the Directors Plan as may be determined from time to time by the Option Committee. Then, also on November 8, 1995, the Option Committee amended the Directors Plan, subject to the approval of the stockholders, to: (i) increase from 725,000 shares to 821,000 shares the aggregate number of shares of common stock of the Company issuable upon the exercise of stock options to be granted pursuant to the Directors Plan; (ii) provide that options may be granted to the participants on such other dates in such other amounts and with such other terms relating to vesting exercisability, expiration and exercise prices than those specifically set forth in the Directors Plan as may be determined from time to time by the Option Committee; (iii) provide that if any option granted under the Directors Plan expires or terminates without having been exercised in full, the shares covered by the unexercised portion of such option may be used again for new grants under the Directors Plan; and (iv) provide that no grant of an option may be made after November 15, 2004 and no options granted may be exercised after the expiration of ten years from the date it is granted.

      The purpose of the amendment adopted on November 8, 1995 was to enable the Company to implement the Exchange Program as it applied to options granted under the Directors Plan and effect certain procedural changes in the administration of the Directors Plan.

      The material features of the Director's Plan as amended include the following:

- -    The aggregate number of shares of the Company's common stock reserved for grants of options to purchase shares of the Company's common stock is 821,000 shares. The amendment for which stockholder approval is being sought increased the number of shares so reserved from 725,000 shares to 821,000 shares.

- -    The Directors Plan is administered by the Option Committee of the Board of
     Directors. Prior to the amendment of the Directors Plan by the Board of Directors on November 8, 1995 the Directors Plan was administered by the Board of Directors. The Option Committee is composed of two (2) Directors each of which is a "disinterested person" as defined under Rule 16b-3 promulgated under the Exchange Act.

- -    The persons who are eligible to receive options under the Directors Plan are limited solely to the members of the Board of Directors who served in the positions of: (a) Co-Chairman, President and Chief Executive Officer, and (b) Chairman of the Finance Committee on November 15, 1994.

- -    Under the Directors Plan options were granted as follows:

      -- Mr. Haft, Co-Chairman, President and Chief Executive Officer of the Company on November 15, 1994, was granted options to purchase 525,000 shares of common stock of the Company on the following dates in the amounts set forth opposite each such date:

                                      Grant Date                 Number of Shares             Exercise Price
                                 November 15, 1994                  120,000                     $1.0625
                                 December 15, 1994                   45,000                      0.75
                                 January 15, 1995                    45,000                      0.875
                                 February 15, 1995                   45,000                      0.6875
                                 March 15, 1995                      45,000                      0.7813
                                 April 15, 1995                      45,000                      0.6875
                                 May 15, 1995  .                     45,000                      0.75
                                 June 15, 1995 . . .                 45,000                      0.6563
                                 July 15, 1995 . . .                 45,000                      0.7188
                                 August 15, 1995 . .                 45,000                      1.2188

      -- Mr. Keith, Chairman of the Finance Committee of the Company on November 15, 1994, was granted options to purchase 200,000 shares of common stock of the Company on the following dates in the amounts set forth opposite each such date:

                                       Grant Date             Number of Shares                  Exercise Price
                                 November 15, 1994                 50,000                         $1.0625
                                 December 15, 1994                 25,000                          0.75
                                 January 15, 1995                  25,000                          0.875
                                 February 15, 1995                 25,000                          0.6875
                                 March 15, 1995  .                 25,000                          0.7813
                                 April 15, 1995  .                 25,000                          0.6875
                                 May 15, 1995  . .                 25,000                          0.75


- - Under the amendment for which stockholder approval is being sought no grant of an option may be made after November 15, 2004.

- - Options granted under the Directors Plan prior to November 8, 1995 became fully exercisable on November 8, 1995. Under the amendment for which stockholder approval is being sought, thereafter options may be granted with such terms relating to vesting and exercisability as may be determined from time to time by the Option Committee provided that no option may be exercised after the expiration of ten (10) years from the date it is granted.

- - All options granted under the Directors Plan expire on November 15, 1999. Under the amendment for which stockholder approval is being sought, after such approval options may be granted with such terms relating to expiration as may be determined from time to time by the Option Committee provided that no option may be exercised after the expiration of ten (10) years from the date it is granted.

- - The purchase price for each share of common stock subject to an option granted under the Directors Plan prior to November 8, 1995 is the fair market value of the common stock on the relevant grant date. Under the amendment for which stockholder approval is being sought, thereafter said purchase price shall be as may be determined from time to time by the Option Committee.

- - The Board of Directors may, in its discretion, make loans available to the participants, on reasonable terms, with funds to be provided by the Company, to facilitate the payment by a participant of the exercise price of, or any tax withholding obligation incurred with respect to, any options granted under the Directors Plan.

- - If there is a change in the number or type of outstanding shares of the Company's common stock by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination or other similar event, or if there is a distribution to stockholders of the Company's common stock other than a cash dividend, appropriate adjustments shall be made to the number and kind of shares subject to options under the Directors Plan; the purchase price for shares of common stock covered by options; and other relevant provisions, to the extent that the Option Committee in its sole discretion, determines that such changes make such adjustment necessary to be equitable.

- - Options are non-assignable and non-transferable other than by will or the laws of descent and distribution.

- - The Option Committee may at any time or times amend the Directors Plan or amend any outstanding options for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which at the time may be permitted by law provided that no amendment of any outstanding option shall contain terms or conditions inconsistent with the provisions of the Directors Plan and provided that no amendment of the Directors Plan or of any outstanding option shall without the approval of the stockholders: (i) increase the maximum number of shares of common stock to which options may be granted under the Directors Plan; (ii) reduce the price at which options may be granted below the price specified in the Directors Plan; (iii) reduce the exercise price of outstanding options; (iv) extend the period during which an outstanding option may be exercised beyond the maximum period specified in the Directors Plan; (v) materially increase in any other way the benefits accruing to the participants; or (vi) change the class of persons eligible to be participants.

     The following table sets forth certain additional details concerning the Directors Plan.

                               NEW PLAN BENEFITS


                                                                   ADDED BY AMENDMENT
                                                                   ADOPTED 11/8/95 (1)

                                  NAME AND POSITION              $ VALUE    NUMBER OF UNITS
                      Jay M. Haft, Co-chairman,
                        President and Chief Executive Officer .  $10,125       13,500
                      Alastair Keith, Chairman, Finance
                      Committee . . . . . . . . . . . . . . . .   65,875       82,500
                      Executive Group (3) . . . . . . . . . . .   10,125       13,500
                      Non-Executive Director Group (4)  . . . .   65,875       82,500
                      Non-Executive Officer Employee Group (5)      ---          ---

- ----------

(1) The table includes grants under the Exchange Program which will not be exerciseable until certain action is taken by the stockholders and the Company authorizing and reserving shares of common stock of the Company for issuance upon their exercise. See "Amendment of Certificate of Incorporation to Increase Authorized Capitalization" above.

(2) The value per unit in the case of options equals the exercise price of the options, the fair market value on the date of grant. The fair market value of the Company's common stock on November 8, 1995 was $0.75 per share.

(3)  One person.

(4)  One person.

(5)  None.

     Nonstatutory stock options without ascertainable fair market value at grant for federal income tax purposes are not taxed to the participant until exercised or otherwise disposed of. If the option is exercised, the participant realizes compensation income equal to the fair market value of the stock at the time it is transferred to him or her less the amount paid for it (the option or exercise price). If the Company satisfies its tax withholding obligations arising from the exercise of the options, it would receive a business expense deduction for the amount that the participant must include in gross income as compensation because of the exercise of a nonstatutory stock option. This deduction is taken for the same year in which or within which that income is taxable to the participant. If the participant later sells the stock, any further gain would be capital gain.

     The Board of Directors recommends a vote FOR approval of the adoption of the amendment of the Directors Plan, as described above.

                              INDEPENDENT AUDITORS

INDEPENDENT ACCOUNTANTS FOR 1996

      The Board of Directors, upon the recommendation of its Audit Committee, has selected Richard A. Eisner & Company, LLP to audit the accounts of the Company for the fiscal year ending December 31, 1996. Such firm has reported to the Company that none of its members has any direct financial interest or material indirect financial interest in the Company. The Company's Audit Committee is composed of Messrs. McCloy, Keith and Oolie and has responsibility for selecting auditors.

      Richard A. Eisner & Company, LLP was selected by the Board of Directors to audit the accounts of the Company for the fiscal year ended December 31, 1995.

      Representatives of Richard A. Eisner & Company, LLP are expected to be present at the Annual Meeting of Stockholders. Such persons will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

      The Board of Directors recommends a vote FOR the ratification of the appointment of Richard A. Eisner & Company, LLP as independent auditors.


CHANGE IN INDEPENDENT ACCOUNTANTS

      On December 21, 1994, Coopers & Lybrand LLP (formerly Coopers & Lybrand), the independent accountants who audited the Company's consolidated financial statements for the fiscal year ended December 31, 1993, notified the Company that the client-auditor relationship between the Company and Coopers & Lybrand LLP had ceased.

      During the Company's fiscal year ended December 31, 1993, and during the interim period preceding their resignation as the Company's independent accountants there were no disagreements with Coopers & Lybrand LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Coopers & Lybrand LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

      The report of Coopers & Lybrand LLP dated March 24, 1994 on the Company's consolidated financial statements as of and for the year ended December 31, 1993, did not contain an adverse opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. On December 19, 1994, Coopers & Lybrand LLP reissued its report on the Company's consolidated financial statements as of and for the fiscal year ended December 31, 1993, which reissued report was filed in the Company's Current Report on Form 8-K on December 19, 1994, and is contained in the Company's 1994 Annual Report. The reissued report of Coopers & Lybrand LLP contains a paragraph which emphasizes certain uncertainties arising subsequent to the date of their original report which are described in "Risk Factors -- Current Financial Condition; Cash Position" appearing in the Company's Current Report on Form 8-K,

Item 5, filed on December 19, 1994. Such subsequent uncertainties with respect to the availability of funds to sustain the Company's activities indicated at December 19, 1994 that the Company may be unable to continue as a going concern through 1995.

      On January 5, 1995, the Company engaged Richard A. Eisner & Company LLP (formerly Richard A. Eisner & Company) as independent accountants to audit the consolidated financial statements of the Company for the year ended December 31, 1994, replacing Coopers & Lybrand LLP. The decision to engage Richard A. Eisner & Company LLP was approved by the Audit Committee of the Company's Board of Directors. During the fiscal year ended December 31, 1993, and the subsequent period, neither the Company nor any person on the Company's behalf consulted Richard A. Eisner & Company LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements.


                             EXECUTIVE COMPENSATION


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      As reported in the Compensation Committee Report for the fiscal year ended December 31, 1994, contained in the 1995 Proxy Statement, on November 15, 1994, the Compensation Committee awarded Mr. Haft a consulting fee of $10,000 per month for a period of six months and granted him options to purchase 390,000 shares of the Company's common stock in monthly installments over that six month period as compensation to Mr. Haft for his services as Co-chairman of the Board of Directors, Chief Executive Officer and President of the Company. In May, 1995 the Compensation Committee extended Mr. Haft's compensation of $10,000 per month for an additional three months and granted him further options to purchase 135,000 shares of the Company's common stock in three equal installments over the three month extension period. On July 6, 1995, Mr. Haft resigned as President and, with the approval of the Board retained, for an indefinite term, the titles and responsibilities of Chief Executive Officer and Co-chairman of the Board of Directors. At this time, Mr. Parrella was elected President of the Company. In light of these changes in their respective responsibilities, Mr. Haft's compensation was reduced by $4,000 per month and Mr. Parrella's salary was increased by $4,000 per month effective August 16, 1995. On August 1, 1995, Mr. Haft's status changed from that of consultant to an employee of the Company. This change did not result in any change in Mr. Haft's compensation although as an employee he became covered by the Company's health and dental benefits program.

      From January 1, 1995 to August 16, 1995, Mr. Parrella's salary was at the rate of $70,000 per year, the salary approved by the Compensation Committee on November 15, 1994 at the time of the restructuring of the Company's senior management as reported previously. As stated above, effective August 16, 1995, Mr. Parrella's base salary was increased to an annual rate of $118,000. In addition to this cash compensation, Mr. Parrella was also granted options to purchase 15,000 shares of the Company's common stock on the fifteenth day of each of the first eight months of 1995. On May 8, 1995, the Compensation Committee, in recognition of the efforts of Mr. Parrella under the difficult conditions the Company was then facing and in recognition of the importance of his continued services to the ongoing restructuring program, awarded Mr. Parrella a cash bonus of $25,000 plus 1% of the cash to be received by the Company upon the establishment of certain significant business relationships. Any such percentage bonus was made contingent upon the execution of relevant documentation or other form of closing with regard to these relationships prior to January 1, 1996. Mr. Parrella was paid a bonus of $20,168 under this percentage bonus arrangement. On July 11, 1995, in order to enable the Company to obtain 1,100,000 authorized but unissued shares of common stock to sell to an investor in a private placement to raise additional working capital, Mr. Parrella forfeited options to purchase 500,000 shares of the Company's common stock. In recognition of the ongoing efforts of Mr. Parrella on behalf of the Company and the fact that his cash compensation had been significantly reduced the prior year, the Company agreed that if the private placement was successfully concluded and Mr. Parrella agreed to work for the Company through 1996 (without any obligation on the part of the Company to employ him for any given period), Mr. Parrella would be granted options to purchase 500,000 shares of common stock under the Incentive Plan. Of this amount, 250,000 options would become vested and exercisable immediately. The other 250,000 options would become vested and exercisable either on December 31, 1996 provided Mr. Parrella was employed by the Company on that date or on such earlier date if the price of the Company's common stock as traded on the NASDAQ Stock Market had maintained a price of $1.25 per share or above for the previous 45 days. On December 12, 1995 the Option Committee granted Mr. Parrella options to purchase 500,000 shares of common stock subject to the foregoing terms and conditions. The exercise price of such options is $0.6563 per share, the fair market value of the Company's common stock on the date of grant. On August 1, 1995, the Company reinstated Mr. Parrella's
$16,450 annual automobile allowance.

      The base salary of Messrs. Fogarty and Hiney for 1995 was established at $104,434 and $81,144 respectively. In addition, on June 15, 1995, Mr.
Fogarty was awarded a cash bonus of $10,083 and on June 15, 1995 and July 15, 1995, Mr. Hiney was awarded a cash bonus of $20,000 in connection with his resignation as an officer and employee of the Company on June 15, 1995. On January 22, 1996, Mr. Fogarty was awarded a further bonus of a grant of options to purchase 75,000 shares of the Company's common stock, which options, however would not be exercisable until certain action by the stockholders and the Company to authorize and reserve shares for issuance upon the exercise of such options was completed. See "Amendment of Certificate of Incorporation to Increase Authorized Capitalization", "Adoption of Amendment to the Incentive Plan" and "Adoption of Amendment to the Directors Plan" above.

      On January 3, 1995, Mr. Fogarty, in consideration for his agreeing to remain an employee of the Company to July 1, 1995, was granted the right to exchange options to buy 158,200 shares of common stock of the Company having exercise prices of between $2.38 and $4.00 per share for an equal number of options having an exercise price of $1.25 per share. Mr. Hiney, for the same consideration, was granted the right to exchange 34,554 of such options for an equal number of options having an exercise price of $1.50 per share. Messrs. Fogarty and Hiney each exercised this right of option exchange. As part of Mr. Hiney's severance arrangement relating to his leaving the Company on June 15, 1995, the condition of continuing employment to July 1, 1995 was waived by the Company. See "Repricing of Options/SARs" below.

      On November 8, 1995, as participants in the Exchange Program, each of Messrs. Haft, Parrella and Fogarty were given the right to exchange and did exchange Old Warrants and Old Options having exercise prices of $0.75 per share or more and having shares of common stock reserved for issuance upon their exercise for New Warrants and New Options having exercise prices of $0.75 per share but having no shares reserved for issuance upon their exercise until the stockholders and the Company completed the action necessary to authorize and reserve such shares.
In this regard, Mr. Haft forfeited Old Warrants to purchase 190,000 shares of common stock at $0.75 per share and was granted New Warrants to purchase 218,500 shares of common stock at $0.75 per share. He also forfeited Old Options to purchase 345,000 shares of common stock at prices between $0.75 and $1.22 per share and was granted New Options to purchase 358,500 shares of common stock at $0.75 per share. Mr. Parrella forfeited Old Warrants to purchase 750,000 shares of common stock at $0.75 per share and was granted New Warrants to purchase 862,500 shares of common stock at $0.75 per share. He also forfeited Old Options to purchase 135,000 shares of common stock at prices between $0.75 and $1.22 per share and was granted New Options to purchase 139,500 shares of common stock at $0.75 per share. Mr. Fogarty forfeited Old Options to purchase 158,200 shares of common stock at $1.25 per share and was granted New Options to purchase 158,200 share of common stock at $0.75 per share. As described above, the reason for the Exchange Program was to enable the Company to obtain 4,800,000 authorized but unissued shares of common stock for use in a private placement to raise needed working capital. See "Repricing of Options/SARs" below and "Amendment of Certificate of Incorporation" above.

      Because of the Company's uncertain business prospects and limited cash resources, in determining the appropriate levels of compensation for the Chief Executive Officer and the named executive officers, the Compensation Committee did not deem it relevant, useful or even feasible to consider the compensation practices of other companies having more certain prospects and greater cash resources. Rather, the Compensation Committee took into consideration the contribution being made to the Company's turn-around by these officers, the extent to which they had received previous reductions in their overall level of compensation in November of 1994 in connection with the Company's restructuring, the importance of the Company continuing to receive their services and the benefit of their knowledge of the Company's technologies, and the Company's ability to provide them with adequate levels of remuneration either in cash or in securities.

COMPENSATION

      Set forth below is certain information for the three fiscal years ended December 31, 1995, 1994 and 1993 relating to compensation received by the Company's Chief Executive Officer and all executive officers of the Company other than the Chief Executive Officer (collectively the "Named Executive Officers") whose total annual salary and bonus for the fiscal year ended December 31, 1995, exceeded $100,000 for services rendered in all capacities.

                           SUMMARY COMPENSATION TABLE


                                                                                               LONG-TERM
                                                                                             COMPENSATION
                                                                                                AWARDS
                                            ANNUAL COMPENSATION                          ---------------------
                                -------------------------------------------------------   RESTRICTED  OPTIONS
                                                                        OTHER ANNUAL      STOCK       WARRANTS     ALL OTHER
        NAME AND POSITION       YEAR    SALARY ($)        BONUS($)     COMPENSATION ($)   AWARDS      SARS (#)    COMPENSATION
- ------------------------------------- ------------------------------------------------------------------------  ----------------
 Jay M. Haft                    1995   $110,000(1)       $   ---          $  ---        $   ---   1,187,000(4)   $    ---
   Co-Chairman, Chief           1994     30,000              ---             ---          8,750     165,000           ---
   Executive Officer &
   President (1)

 Michael J. Parrella            1995     90,833           47,168           6,395            ---   1,622,000(5)         ---
   President; Executive         1994    195,000              ---           9,458            ---      75,000         3,858
   Vice President (1)           1993    165,000           50,000           8,907            ---     250,000         5,676

 James W. Hiney                 1995     81,144           20,000             ---            ---      69,554(6)        ---
   Vice President/Patent        1994     85,000           50,000             ---            ---      30,000           ---
   Counsel; Vice President      1993     80,000              ---             ---            ---      30,000           ---
   General Counsel &
 Secretary (3)

 Stephen J. Fogarty             1995    104,434           10,083             ---            ---     391,400(7)        ---
 Senior Vice President          1994    110,000              ---             ---            ---         ---           ---
 and Chief Financial Officer    1993    100,000           30,000             ---            ---      50,000           ---

    ----------

    (1) Mr. Haft, an employee and director of the Company, was elected Co-Chairman of the Board, Chief Executive Officer and President on November 15, 1994. On July 6, 1995, the former Executive Vice President was elected President and Mr. Haft retained the positions of Co-Chairman of the Board and Chief Executive Officer.

    (2) Consists of 5,000 restricted shares of the Company's common stock granted to Mr. Haft on May 11, 1994 pursuant to the Company's Stock Incentive Plan valued at $1.75 per share, the market price of the common stock on that date. See "Directors' Fees and Stock Options." As of December 31, 1995, Mr. Haft held 10,000 restricted shares of common stock which were worth $6,250 based on the market price of the common stock on that date.

    (3) On June 15, 1995, Mr. Hiney resigned as Vice President, General Counsel and Secretary and ceased being an employee of the Company.

    (4) Excludes options and warrants to purchase 1,000,000 shares of the Company's common stock forfeited under the Exchange Program and other activity for a net new grant of 387,000 options and warrants of which none are exercisable.

    (5) Excludes options and warrants to purchase 1,385,000 shares of the Company's common stock forfeited under the Exchange Program and other activity for a net new grant of 237,000 options and warrants.

    (6) Excludes options to purchase 39,554 shares of the Company's common stock forfeited for a net new grant of 30,000 options of which 25,000 are exercisable.

    (7) Excludes options to purchase 316,000 shares of the Company's common stock forfeited under the Exchange Program and other activity for a net new grant of 75,000 of which none are exercisable.

    (8) Consists of the annual premiums for a $2 million personal life insurance policy for 1993, and 1994 paid by the Company on behalf of Mr. Parrella in 1993 and 1994.

STOCK OPTIONS AND WARRANTS


      The following tables summarize the Named Executive Officers' stock option and warrant activity during 1995. The Options and Warrants Granted Table includes information relating to options granted on January 22, 1996 as part of bonus compensation for 1995.

                     OPTIONS AND WARRANTS GRANTED IN 1995


                                                    PERCENT OF
                                    SHARES          TOTAL OPTIONS                           POTENTIAL REALIZED VALUE AT
                                    UNDERLYING      AND WARRANTS                            ASSUMED ANNUAL RATES OF
                                    OPTIONS         GRANTED TO      EXERCISE                STOCK PRICE APPRECIATION FOR
                                    GRANTED(#)      EMPLOYEES IN    PRICE      EXPIRATION   OPTION AND WARRANT TERM(6)
                                    (1)             1995 (1)        $/SHARE    DATE             5%               10%
Jay M. Haft(2)                        45,000          0.5%         $0.8750      11/15/99       $10,472         $23,039
                                      45,000          0.5           0.6875      11/15/99         8,069          17,714
                                      45,000          0.5           0.7813      11115/99         8,990          19,694
                                      45,000          0.5           0.6875      11115/99         7,753          16,948
                                      45,000          0.5           0.7500      11/15/99         8,286          18,075
                                      45,000          0.5           0.6562      11/15/99         7,101          15,456
                                      45,000          0.5           0.7187      11/15/99         7,614          16,538
                                      45,000          0.5           1.2187      11/15/99        12,637          27,388
                                     218,500          2.5           0.7500      12/31/97        18,100          37,216
                                     358,500          4.0           0.7500      11/15/99        61,955         134,277

Michael J. Parrella(3)                15,000          0.2           0.8750      11/15/99         3,491           7,680
                                      15,000          0.2           0.6875      11/15/99         2,690           5,905
                                      15,000          0.2           0.7812      11/15/99         2,996           6,564
                                      15,000          0.2           0.6876      11/15/99         2,585           5,650
                                      15,000          0.2           0.7500      11/15/99         2,762           6,025
                                      15,000          0.2           0.7187      11/15/99         2,592           5,643
                                      15,000          0.2           0.7187      11/15/99         2,538           5,513
                                      15,000          0.2           1.2187      11/15/99         4,212           9,129
                                     139,500          1.6           0.7500      11/15/99        22,668          48,841
                                     500,000          5.6           0.6563      11/15/99        69,261         148,872
                                     862,500          9.7           0.7500      12/31/97        71,446         146,904

James W. Hiney                         5,000          0.1           1.5000      02/11/01         2,603           5,921
                                      30,000          0.3           0.8750      12/31/98         4,867          10,346
                                      34,654          0.4           1.5000      12/31/98         9,610          20,428

Stephen J. Fogarty(4)                 43,200          0.5           1.2500      05/27/00        16,277          36,347
                                      43,200          0.5           0.7500      05/27/00         9,766          21,808
                                      50,000          0.6           1.2500      02/11/01        21,688          49,342
                                      50,000          0.6           0.7500      02/11/01        13,013          29,605
                                      65,000          0.7           1.2500      07/15/00        25,182          56,427
                                      65,000          0.7           0.7500      07/15/00        15,109          33,856
                                      75,000          0.8           0.6563      01/22/03        20,039          46,698

- ----------

(1) The Options and Warrants Granted Table includes grants under the Exchange Program which will not be exerciseable until certain action is taken by the stockholders and the Company authorizing and reserving shares of common stock of the Company for issuance upon their exercise. See "Amendment of Certificate of Incorporation to Increase Authorized Capitalization", "Adoption of Amendment to the Incentive Plan" and "Adoption of Amendment to the Directors Plan" above.

(2) Options to purchase 360,000 shares granted to Mr. Haft were granted pursuant to the Directors Plan and are fully vested. Of these, options to purchase 180,000 shares were forfeited under the Exchange Program along with other options to purchase 165,000 shares following which New Options to purchase 358,500 shares were granted to Mr. Haft under the Directors Plan and the Exchange Program which will not be exercisable until the action described in footnote (1) is completed. New Warrants to purchase 218,500 shares were granted to Mr. Haft pursuant to the Exchange Program following the forfeiture of warrants to purchase 190,000 shares. Such
      New Warrants will not be exercisable until the action described in footnote (1) is completed.

(3) Options to purchase 620,000 shares granted to Mr. Parrella were granted pursuant to the Incentive Plan and are fully vested. Of these, 370,000 options were immediately exercisable, 250,000 will become exercisable on December 31, 1996 if Mr. Parrella is employed by the Company on that date or on such earlier date as the Company's common stock as traded on the NASDAQ Stock Market has maintained a price of $1.25 or more for the preceding forty-five days, and options to purchase 60,000 shares were forfeited under the Exchange Program along with other options to purchase 75,000 shares following which New Options to purchase 139,500 shares were granted to Mr. Parrella under the Incentive Plan and the Exchange Program. Such New Options will not be exercisable until the action described in footnote (1) is completed. New Warrants to purchase
      862,500 shares were granted to Mr. Parrella pursuant to the Exchange Program following the forfeiture of warrants to purchase 750,000 shares. Such New Warrants will not be exercisable until the action described in footnote (1) is completed.



(4) Options to purchase 391,400 shares granted to Mr. Fogarty were granted pursuant to the Incentive Plan and are fully vested. Of these, options to purchase 158,200 shares were granted on January 3, 1995, in consideration of Mr. Fogarty agreeing to remain with the Company to July 1, 1995, and his forfeiting options to purchase 158,200 shares (see "Compensation Committee Report on Executive Compensation" above). These options to purchase 158,200 shares were forfeited under the Exchange Program following which New Options to purchase 158,200 shares were granted to Mr. Fogarty under the Incentive Plan and the Exchange Program none of which will be exercisable until the action described in footnote (1) is completed. The other options to purchase 75,000 shares also will not be exercisable until the action described in footnote (1) is completed.

(5) Options to purchase 34,554 shares granted to Mr. Hiney were granted pursuant to the Incentive Plan and are fully vested and exercisable. These options were granted on January 3, 1995 in consideration of Mr. Hiney agreeing to remain with the Company to July 1, 1995 and his forfeiting options to purchase 34,554 shares (see "Compensation Committee Report on Executive Compensation" above).

(6) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by the SEC and, therefore, are not intended to forecast possible future appreciation if any, of the stock price.

               1995 AGGREGATED OPTIONS AND WARRANT EXERCISES AND
                  DECEMBER 31, 1995 OPTION AND WARRANT VALUES

                         NUMBER OF                 NUMBER OF SHARES UNDERLYING     VALUE OF UNEXERCISED IN-THE-
                           SHARES                    UNEXERCISED OPTIONS AND       MONEY OPTIONS AND WARRANTS AT
                        ACQUIRED ON     VALUE     WARRANTS AT DECEMBER 31, 1995          DECEMBER 31, 1995
        NAME              EXERCISE    REALIZED      EXERCISABLE/UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
 Jay M. Haft . . . . .       --       $   --           788,500     218,500             $ 15,625    $     --
 Michael J.  Parrella        --           --         1,009,456   1,252,000              132,378          --
 Stephen J. Fogarty  .    205,000      91,588          233,200        --                   --            --
 James W. Hiney  . . .     25,000       7,500           59,554        --                   --            --

REPRICING OF OPTIONS, WARRANTS AND SAR'S

      The following table summarizes the repricings of options, warrants and SAR's held by any then executive officer during the last ten completed fiscal years.

                                NUMBER OF
                                SECURITIES      MARKET PRICE
                                UNDERLYING      OF STOCK AT    EXERCISE PRICE              LENGTH OF ORIGINAL
                                OPTIONS/SARS    TIME OF        AT TIME OF       NEW        OPTION TERM REMAINING
                                REPRICED OR     REPRICING OR   REPRICING  OR    EXERCISE   AT DATE OF REPRICING
        NAME            DATE    AMENDED         AMENDMENT      AMENDMENT        PRICE      OR AMENDMENT
                                #               ($)            ($)              ($)
                          --         $--
Jay M. Haft


            Options  11/8/95     120,000         0.750            1.063           0.750       11/15/99
                     11/8/95     103,500         0.750            0.750           0.750       11/15/99
                     11/8/95      45,000         0.750            0.875           0.750       11/15/99
                     11/8/95      45,000         0.750            0.781           0.750       11/15/99
                     11/8/95      45,000         0.750            1.219           0.750       11/15/99
           Warrants  11/8/95     218,500         0.750            0.750           0.750       12/31/97

Michael J. Parrella
            Options  10/6/92     250,000         3.000            2.000           2.375       10/6/99
                     11/8/95      60,000         0.750            1.063           0.750       11/15/99
                     11/8/95      30,000         0.750            0.750           0.750       11/15/99
                     11/8/95      15,000         0.750            0.875           0.750       11/15/99
                     11/8/95      15,000         0.750            0.781           0.750       11/15/99
                     11/8/95      15,000         0.750            1.219           0.750       11/15/99
           Warrants  11/8/95     862,500         0.750            0.750           0.750       12/31/97
                     6/17/87      80,435         0.7500           0.200           0.000       12/31/97
                     6/17/87      40,217         0.7500           0.200           1.000       12/31/97
                     11/9/90      40,217         0.2815           1.000           0.400       12/31/97
                     11/9/90     375,109         0.2815           1.000           0.400       12/31/97
                     11/9/90       9,130         0.2815           1.000           0.400       12/31/97
                     11/9/90      25,000         0.2815           1.000           0.400       12/31/97

Stephen J. Fogarty

            Options   1/3/95      43,200         1.250            2.375           1.250        5/27/00
                      1/3/95      65,000         1.250            4.000           1.250        7/15/00
                      1/3/95      50,000         1.250            2.875           1.250        2/11/01


            Options  11/8/95      43,200         0.750            1.250           0.750        5/27/00
                     11/8/95      65,000         0.750            1.250           0.750        7/15/00
                     11/8/95      50,000         0.750            1.250           0.750        2/11/01

Jim Hiney

            Options   1/3/95       4,554         1.500            2.375           1.500        5/27/00
                      1/3/95      25,000         1.500            4.000           1.500        7/15/00
                      1/3/95       5,000         1.500            2.875           1.500        2/11/01

John J. McCloy II

            Options  10/6/92     250,000         3.000            2.000           0.375        10/6/99
           Warrants  6/17/87     270,435         0.7500           0.200           0.000       12/31/97
                     6/17/87     135,217         0.7500           0.200           1.000       12/31/97
                     6/17/87      43,478         0.4375           1.000           0.400       12/31/97
                     6/17/87      33,967         0.4375           1.000           0.400       12/31/97
                     6/17/87      13,587         0.4375           1.000           0.400       12/31/97

Irene Lebovics

           Warrants  2/19/90     600,000         0.5000           0.7800          0.500       12/31/97

Luc Verschueren

           Options
                     10/6/92      16,200         3.0000          2.0000           2.3750      10/6/99
                     10/6/92     212,054         3.0000          0.5600           2.3750      10/6/99

COMPENSATION ARRANGEMENTS WITH CERTAIN OFFICERS AND DIRECTORS

      On November 15, 1994, the Board of Directors and its Compensation Committee took a number of compensation actions. Mr. Haft was to be paid a consulting fee of $10,000 per month for such period that he serves as Chief Executive Officer and President of the Company. Mr. McCloy's salary was reduced to $75,000 per year and Mr. Parrella's salary was reduced to $70,000 per year. In connection with the reduction in his salary, Mr. Parrella was granted five year options to purchase 150,000 shares of the Company's common stock under the Company's Stock Incentive Plan, of which options to purchase 60,000 shares were granted immediately and options to purchase 15,000 shares were to be deemed granted on the 15th day of each month from December 1994 through May 1995 provided that Mr. Parrella was employed by the Company on each such date. The options granted Mr. Parrella under the Stock Incentive Plan have exercise prices equal to the fair market value of the Company's common stock on the grant dates. On May 8, 1995, The Compensation Committee granted Mr. Parrella additional five year options to purchase 45,000 shares of the Company's common stock of which options to purchase 15,000 shares were to be deemed granted on the 15th day of June, July and August 1995. Such options have exercise prices equal to the fair market value of the common stock on their respective grant dates and were subject to the same other terms and conditions as the earlier options. In addition the Compensation Committee also awarded Mr. Parrella a $25,000 cash bonus and an incentive bonus equal to 1% of the cash received by the Company at the execution of the agreement or other documentation evidencing transactions with unaffiliated parties (other than certain parties involved in transactions then in negotiation) or otherwise received at the closing of said transactions which occurred between May 8, 1995 and January 1, 1996. On November 15, 1994, the Board also adopted the Directors Plan. Under the Directors Plan, which was adopted subject to stockholder approval, Mr. Haft was granted five-year options to purchase 390,000 shares of the Company's common stock, of which options to purchase 120,000 shares were granted immediately and options to purchase 45,000 shares were to be deemed granted on the 15th day of each month from December 1994 through May 1995, and Mr. Keith was granted five-year options to purchase 200,000 shares of common stock, of which options to purchase 50,000 shares were granted immediately and options to purchase 25,000 shares were to be deemed granted on the 15th day of each month from December 1994 through May 1995, provided, in each instance, that Mr. Haft or Mr. Keith was a director of the Company on such date. On May 8, 1995, under an amendment to the Directors Plan, which was also subject to shareholder approval, Mr. Haft was granted additional five-year options to purchase 135,000 shares of the Company's common stock of which options to purchase 45,000 shares of common stock were to be deemed granted on the 15th day of June, July and August 1995. Such options were subject to the same other terms and conditions as the earlier options. The options granted under the Directors Plan have exercise prices equal to the fair market value of the Company's common stock on the grant dates. The stockholders approved the Directors Plan, as amended, at the Annual Meeting of Stockholders held on November 8, 1995.

      On July 6, 1995, Mr. Haft relinquished the title of President of the Company and Mr. Parrella was elected as President of the Company at which time, effective August 16, 1995, Mr. Haft's consulting fee was reduced to $6,000 per month and Mr. Parrella's salary was increased to $118,000 per year.

      On July 11, 1995, in order to enable the Company to obtain 1,100,000 authorized but unissued shares of common stock to sell to an investor in a private placement to raise additional working capital, Mr. Parrella forfeited options to purchase 500,000 shares of the Company's common stock. Three other directors, Messrs. Haft, McCloy and Oolie, also forfeited options to purchase respectively 50,000; 500,000 and 50,000 shares of the Company's common stock for the same reason. In recognition of the on-going efforts of Mr. Parrella on behalf of the Company and the fact that his cash compensation had been significantly reduced the prior year, the Company agreed that if the private placement was successfully concluded and Mr. Parrella agreed to work for the Company through 1996 (without any obligation on the part of the Company to employ him for any given period), Mr. Parrella would be granted options to purchase 500,000 shares of common stock under the Incentive Plan. Of this amount, 250,000 options would become vested and exercisable immediately. The other 250,000 options would become vested and exercisable either on December 31, 1996 provided Mr. Parrella was employed by the Company on that date or on such earlier date if the price of the Company's common stock as traded on the NASDAQ Stock Market had maintained a price of $1.25 per share or above for the previous 45 days. On December 12, 1995 the Option Committee granted Mr. Parrella options to purchase 500,000 shares of common stock subject to the foregoing terms and conditions. The exercise price of such options is $0.6563 per share, the fair market value of the Company's common stock on the date of grant.

      On November 8, 1995, as participants in the Exchange Program, each of Messrs. Haft, McCloy, Parrella and Keith were given the right to exchange and did exchange Old Warrants and Old Options having exercise prices of $0.75 per share or more and having shares of common stock reserved for issuance upon their exercise for New Warrants and New Options having exercise prices of $0.75 per share but having no shares reserved for issuance upon their exercise until the stockholders and the Company completed the action necessary to authorize and reserve such shares. In this regard, Mr. Haft forfeited Old Warrants to purchase 190,000 shares of common stock at $0.75 per share and was granted New Warrants to purchase 218,500 shares of common stock at $0.75 per share. He also forfeited Old Options to purchase 345,000 shares of common stock at prices between $0.75 and $1.22 per share and was granted New Options to purchase 358,500 shares of common stock at $0.75 per share. Mr. McCloy forfeited Old Warrants to purchase 750,000 shares of common stock at $0.75 per share and was granted New Warrants to purchase 862,500 shares of common stock at $0.75 per share. Mr. Parrella forfeited Old Warrants to purchase 750,000 shares of common stock at $0.75 per share and was granted New Warrants to purchase 862,500 shares of common stock at $0.75 per share. He also forfeited Old Options to purchase 135,000 shares of common stock at prices between $0.75 and $1.22 per share and was granted New Options to purchase 139,500 shares of common stock at $0.75 per share. Mr. Keith forfeited Old Options to purchase 225,000 shares of common stock at prices between $0.75 and $1.50 per share and was granted New Options to purchase 232,500 shares of common stock at $0.75 per share. As described above, the reason for the Exchange Program was to enable the Company to obtain 4,800,000 authorized but unissued shares of common stock for use in a private placement to raise needed working capital. See "Repricing of Options/SAR's" below and "Amendment of Certificate of Incorporation" above.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      In October 1990, the Company's Board of Directors authorized the issuance of warrants to acquire 420,000 shares of common stock to each of Messrs. McCloy, Parrella and Oolie and Ms. Lebovics, exercisable through September 30, 1994, at $.375 per share, being the market price of the Company's common stock on the date of such authorization, based upon each such person's commitment to extend his or her personal guarantee on a joint and several basis with the others in support of the Company's attempt to secure bank or other institutional financing, the amount of which to be covered by the guarantee would not exceed $350,000. No firm commitment for any such financing has been secured by the Company and at present no such financing is being sought. However, each of such persons' commitment to furnish said guarantee continues in full force and effect.

      In 1989, the Company established a joint venture with Environmental Research Information, Inc., ("ERI") to jointly develop, manufacture and sell
(i) products intended for use solely in the process of electric power generation, transmission and distribution and which reduce noise and/or vibration resulting from such process, (ii) personal quieting products sold directly to the electric utility industry and (iii) products that reduce noise and/or vibration emanating from fans and fan systems (collectively, "Power and Fan Products"). In 1991, in connection with the termination of this joint venture, the Company agreed, among other things, during the period ending February 1996, to make payments to ERI equal to (i) 4.5% of the Company's sales of Power and Fan Products and (ii) 23.75% of fees derived by the Company from its license of Power and Fan Products technology, subject to an overall maximum of $4,500,000. Michael J. Parrella, Executive Vice President of the Company, was Chairman of ERI at the time of both the establishment and termination of the joint venture and owns approximately 12% of the outstanding capital of ERI. In addition, Jay M. Haft, Co-Chairman, President and Chief Executive Officer of the Company, shares investment control over an additional 24% of the outstanding capital of ERI. The Company believes that the respective terms of both the establishment of the joint venture with ERI and its termination were comparable to those that could have been negotiated with other persons or entities. During the fiscal year ended December 31, 1995, the Company was not required to make any such payments to ERI under these agreements.

      In 1993, the Company entered into three Marketing Agreements with QuietPower Systems, Inc. ("QSI") (until March 2, 1994, "Active Acoustical Solutions, Inc."), a company which is 33% owned by ERI and 2% owned by Mr. Haft. Under the terms of one of these Marketing Agreements, QSI has undertaken to use its best efforts to seek research and development funding for the Company from electric and natural gas utilities for applications of the Company's technology to their industries. In exchange for this undertaking, the Company has issued a warrant to QSI to purchase 750,000 shares of the Company's common stock at $3.00 per share. The last sale price for the Company's common stock reported on the NASDAQ National Market System on May 15, 1993, the date of the Marketing Agreement, was $2.9375. The warrant becomes exercisable as to specific portions of the total 750,000 shares of common stock upon the occurrence of defined events relating to QSI's efforts to obtain such funding for the Company. When such defined events occur, the Company will record a charge for the amount by which the market price of its common stock on such date exceeds $3.00 per share, if any. The warrant remains exercisable as to each such portion from the occurrence of the defined event through October 13, 1998. As of December 31, 1994, contingencies had been removed against 525,000 warrants resulting in a 1993 non-cash charge of $120,250. This Marketing Agreement also grants to QSI a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for non-retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products for which QSI is a procuring cause in obtaining the first order from such customer. In the case of sales to utility company customers, the commission is 6% of the revenues received by the Company. On sales to original equipment manufacturers for utilities, the commission is 6% on the gross revenue NCT receives on such sales from the customer in the first year, 4% in the second year, 2% in the third year and 1% in the fourth year, and .5% in any future years after the fourth year. QSI is also entitled to receive a 5% commission on any research and development funding it obtains for NCT, and on any license fees it obtains for the Company from the license of the Company's technology. The initial term of this Agreement is three years renewable automatically thereafter on a year-to-year basis unless a party elects not to renew.

      Under the terms of the second of the three Marketing Agreements, QSI is granted a nonexclusive right to market the Company's products that are or will be designed and sold for use in or with feeder bowls throughout the world, excluding Scandinavia and Italy. Under this Marketing Agreement, QSI is entitled to receive commissions similar to those payable to end user and original equipment manufacturer customers described above. QSI is also entitled to receive the same 5% commission described above on research and development funding and technology licenses which it obtains for the Company in the feeder bowl area. The initial term of this Marketing Agreement is three years with subsequent automatic one-year renewals unless a party elects not to renew.

      Under the terms of the third Marketing Agreement, QSI is granted an exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products equal to 129% of QSI's marketing expenses attributable to the marketing of the products in question, which expenses are to be deemed to be the lesser of QSI's actual expenses or 35% of the revenues received by the Company from the sale of such products. QSI is also entitled to receive a 5% commission on research and development funding similar to that described above. QSI's exclusive rights continue for an indefinite term provided it meets certain performance criteria relating to marketing efforts during the first two years following product availability in commercial quantity and minimum levels of product sales in subsequent years. In the event QSI's rights become non-exclusive, depending on the circumstances causing such change, the initial term then becomes either three or five years from the date of this Marketing Agreement, with subsequent one-year automatic renewals in each instance unless either party elects not to renew. During the fiscal year ended December 31, 1994, the Company was not required to pay any commissions to QSI under any of these Marketing Agreements.

      The Company has also entered into a Teaming Agreement with QSI under which each party agrees to be responsible for certain activities relating to transformer quieting system development projects to be undertaken with utility companies. Under this Teaming Agreement, QSI is entitled to receive 19% of the amounts to be received from participating utilities and the Company is entitled to receive 81%. During the fiscal year ended December 31, 1994, the Company made no payments to QSI for project management services.

      In March 1995, the Company entered into a Master Agreement with QSI under which QSI was granted an exclusive worldwide license under certain NCT patents and technical information to market, sell and distribute transformer quieting products, turbine quieting products and certain other products in the utility industry. Under the Master Agreement, QSI is to fund development of the products by the Company and the Company is to manufacture the products. However, QSI may obtain the right to manufacture the products under certain circumstances including NCT's failure to develop the products or the failure of the parties to agree on certain development matters. In consideration of the rights granted under the Master Agreement, QSI is to pay the Company a royalty of 6% of the gross revenues received from the sale of the products and 50% of the gross revenues received from sublicensing the rights granted to QSI under the Master Agreement after QSI has recouped 150% of the costs incurred by QSI in the development of the products in question. The Company is obligated to pay similar royalties to QSI on its sale of the products and the licensing of rights covered under the Master Agreement outside the utility industry and from sales and licensing within the utility industry in the Far East. In addition to the foregoing royalties, QSI is to pay an exclusivity fee to the Company of $750,000; $250,000 of which QSI paid to the Company in June 1994. The balance is payable in equal monthly installments of $16,667 beginning in April 1995. QSI's exclusive rights become non-exclusive with respect to all products if it fails to pay any installment of the exclusivity fee when due and QSI loses such rights with respect to any given product in the event it fails to make any development funding payment applicable to that product. The Master Agreement supersedes all other agreements relating to the products covered under the Master Agreement, including those agreements between the Company and QSI described above.

      Immediately following the execution to the Master Agreement, the Company and QSI entered into a letter agreement providing for the termination of the Master Agreement at the Company's election if QSI did not pay approximately $500,000 in payables then owed to the Company by May 15, 1995.

      In April 1995, the Company and QSI entered into another letter agreement under which QSI agreed to forfeit and surrender the five year warrant to purchase 750,000 shares of the Company's common stock issued to QSI under the first Marketing Agreement described above. In addition, the $500,000 balance of the exclusivity fee provided for under the Master Agreement was reduced to $250,000 to be paid in 30 monthly installments of $8,333 each and the payment of the indebtedness to be paid under the letter agreement described in the preceding paragraph was revised to be the earlier of May 15, 1996, or the date of closing of a financing of QSI in an amount exceeding $1.5 million, whichever first occurs. Such indebtedness is to be evidenced by a promissory note, non payment of which is to constitute an event of termination under the Master Agreement.

      The Company believes that the terms of its agreements with QSI are comparable to those that it could have negotiated with other persons or entities.

                               PERFORMANCE GRAPH


      Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

          NOISE CANCELLATION TECHNOLOGIES, INC. --STOCK PERFORMANCE(1)



                                                            NCT           NASDAQ COMPOSITE    NASDAQ ELECTRONIC
                                                                               INDEX          COMPONENTS STOCK
                                                                                                  INDEX(3)
                                    12/31/90                100                 100                  100
                                    12/31/91              1,123                 161                  142
                                    12/31/92                852                 187                  222
                                    12/31/93                668                 215                  306
                                    12/31/94                170                 210                  337
                                    12/31/95                143                 296                  560

- ----------


(1) Assumes an investment of $100.00 in the Company's common stock and in each index on December 31, 1990.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


      The following table sets forth, as of May 20, 1996, information concerning the shares of common stock beneficially owned by each person who, to the knowledge of the Company, is the holder of 5% or more of the common stock of the Company, each Director, and each Named Executive Officer, and all executive officers and Directors of the Company as a group. Except as otherwise noted, each beneficial owner has sole investment and voting power with respect to the listed shares.



                                                                       Amount and Nature                    Approximate

                 Name of Beneficial Owner                        of Beneficial Ownership(1)(2)               Percentage

                                                                                                           of Class(1)(2)
- --------------------------------------------------------    ------------------------------------   -----------------------------
John J. McCloy II                                                        1,985,717        (3)                     2.05

Michael J. Parrella                                                      2,605,565        (4)                     2.65

Sam Oolie                                                                1,204,562        (5)                     1.25

Jay M. Haft                                                                474,891        (6)                     0.49

Alastair Keith                                                              40,000        (7)                     0.08

Stephen J. Fogarty                                                               0        (8)                     0

James W. Hiney                                                              59,554        (9)                     0.06

All executive officers & Directors as a
  group (12 persons)                                                     7,726,794        (10)                    7.96

Carole Salkind                                                           4,000,000        (11)                    4.17

Her Majesty The Queen, Province of Alberta Canada                        4,800,000        (12)                    5.01

- ---------------------------
(1) On March 5, 1996, in order to enable the Company to obtain 2,390,000 authorized but unissued shares of common stock to sell to four investors in two private placements to raise additional working capital, each member of the Board of Directors agreed not to exercise any warrants or options to purchase common stock of the Company which had exercise prices between $0.50 and $0.75 per share and to permit the Company to issue the shares reserved for issuance upon the exercise of such warrants and options in the two proposed private placements (individually, a "Directors' Standstill Agreement" and collectively, the "Directors Standstill Agreements"). In consideration for this action by the directors, the Company agreed to reserve sufficient shares of common stock of the Company to permit the full exercise of all such warrants and options once the Company had obtained sufficient additional authorized shares of common stock to permit such action by the Company.

(2) Assumes the exercise of currently exercisable outstanding options or warrants to purchase shares of common stock and therefore does not include New Options or New Warrants granted under the Exchange Program or options subject to a Director's Standstill Agreement which will not become exercisable until the action described above under "Amendment of Certificate of Incorporation to Increase Authorized Capital", "Adoption of Amendment to Incentive Plan" and "Adoption of Amendment to Director's Plan" is completed. The percent of class ownership is calculated separately for each person based on the assumption that the person listed on the table has exercised all options and warrants shown for that person, but that no other holder of options or warrants has exercised such options or warrants.

(3) Includes 222,825 shares issuable upon the exercise of currently exercisable warrants. Excludes 862,500 shares issuable upon the exercise of New Warrants, and 850,000 shares issuable upon the exercise of options subject to a Director's Standstill Agreement none of which will become exercisable until the action referred to in footnote (2) is completed.

(4) Includes 449,456 shares issuable upon the exercise of currently exercisable warrants. Excludes 862,500 shares issuable upon the exercise of New Warrants, 139,500 shares issuable upon the exercise of New Options and 810,000 shares issuable upon the exercise of options subject to a Director's Standstill Agreement none of which will become exercisable until the action referred to in footnote (2) is completed.

(5) Includes 15,000 restricted shares. Excludes 250,000 shares issuable upon the exercise of options subject to a Director's Standstill Agreement none of which will become exercisable until the action referred to in footnote (2) is completed.

(6) Includes 10,000 restricted shares. Excludes 218,500 shares issuable upon the exercise of New Warrants, 258,500 shares issuable upon the exercise of New Options and 430,000 shares issuable upon the exercise of options subject to a Director's Standstill Agreement none of which will become exercisable until the action referred to in footnote (2) is completed.

(7) Includes 15,000 restricted shares. Excludes 232,500 shares issuable upon the exercise of New Options and 50,000 shares issuable upon the exercise of options subject to a Director's Standstill Agreement none of which will become exercisable until the action referred to in footnote (2) is completed.

(8) Excludes 158,200 shares issuable upon the exercise of New Options which will not become exercisable until the action referred to in footnote (2) is completed.

(9) Includes 59,554 shares issuable upon the exercise of currently exercisable options.

(10) Includes 915,781 shares issuable to 4 executive officers and Directors of the Company upon the exercise of currently exercisable warrants, 309,554 shares issuable to 3 executive officers and directors of the Company upon the exercise of currently exercisable options and 40,000 restricted shares issued to 3 directors of the Company. Excludes 2,184,750 shares issuable to 4 officers and directors of the Company upon the exercise of New Warrants, 891,218 shares issuable to 5 officers and directors of the Company upon the exercise of New Options and 2,390,000 shares issuable to 5 directors of the Company upon the exercise of options subject to Directors' Standstill Agreements none of which will become exercisable until the action referred to in footnote (2) is completed.


(11) Carole Salkind's address is 801 Harmon Cove Towers, Secaucus, New Jersey 07094

(12) Her Majesty The Queen, Province of Alberta, Canada's address is Room 530, Terrace Building, 9515 107th Street, Edmondton, Alberta T5K 2C3, Canada.

                             STOCKHOLDER PROPOSALS


      Stockholder proposals intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company by December 6, 1996, for inclusion in the Company's proxy statement and form of proxy relating to that meeting.


Linthicum, Maryland
May 22, 1996

                    NOISE CANCELLATION TECHNOLOGIES, INC.
                      1025 WEST NURSERY ROAD SUITE 120
                            LINTHICUM, MD.  21090

                           ----------------------

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Jay M. Haft, Michael J. Parrella and Stephen J. Fogarty, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated below, all the shares of Common Stock of Noise Cancellation Technologies, Inc. held of record by the undersigned on May 20, 1996, at the Annual Meeting of Stockholders to be held on July 17, 1996, or any adjournment thereof.

1.   Election of directors:     FOR all nominees listed below                      WITHHOLD AUTHORITY to vote for
                                (except as marked to the contrary below)   / /     all nominees listed below    / /

Jay M. Haft  John J. McCloy II  Michael J. Parrella  Alastair Keith  Sam Oolie

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S
                      NAME ON THE SPACE PROVIDED BELOW.)

- --------------------------------------------------------------------------------


2. To approve the amendment of the Companys Certificate of Incorporation to increase the number of shares of Common Stock authorized thereunder from 100,000,000 shares to 140,000,000 shares.

                FOR     / /             AGAINST / /             ABSTAIN / /


3. To approve the adoption of the amendment of the Noise Cancellation Technologies, Inc. Stock Incentive Plan.

                FOR     / /             AGAINST / /             ABSTAIN / /


4. To approve the adoption of the amendment of the Noise Cancellation Technologies, Inc. Option Plan for Certain Directors.

                FOR     / /             AGAINST / /             ABSTAIN / /


5. To ratify the selection of Richard A. Eisner & Company, LLP as independent auditors for the fiscal year ending December 31, 1996.

                FOR     / /             AGAINST / /             ABSTAIN / /

6. At their discretion, the Proxies are authorized to vote upon such other matter as may properly come before the meeting.



                                                    (continued on reverse side)

(continued from other side)



This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, 4 and 5.

                                          Dated: ________________________, 1996


                                          ------------------------------------
                                                       Signature


                                          ------------------------------------
                                               Signature if held jointly

                                          PLEASE SIGN EXACTLY AS NAME
                                          APPEARS HEREON.  WHEN SHARES ARE HELD
                                          BY JOINT TENANTS, BOTH SHOULD SIGN.
                                          WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                          ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                          PLEASE GIVE TITLE.  IF A CORPORATION,
                                          PLEASE SIGN IN FULL CORPORATE NAME BY
                                          THE PRESIDENT OR OTHER AUTHORIZED
                                          OFFICER.  IF A PARTNERSHIP, PLEASE
                                          SIGN IN PARTNERSHIP NAME BY AUTHORIZED
                                          PERSON.

                                          PLEASE MARK, SIGN, DATE AND
                                          RETURN THE PROXY CARD PROMPTLY USING
                                          THE ENCLOSED ENVELOPE.


                                                                               2